EXHIBIT 99.1

November 2, 2012

Jordan III Joins Franklin Financial and F&M Trust boards

(Chambersburg, PA) Richard E. Jordan III has been appointed to the boards of directors of Franklin Financial Services Corporation and its subsidiary, Farmers and Merchants Trust Company of Chambersburg (F&M Trust). Jordan has been appointed to a Class C term, expiring in 2015.

Jordan is a commercial real estate manager and developer serving as Vice President of Smith Land & Improvement Corporation, Camp Hill. The third generation of Jordan leadership, he began working part-time for LB Smith Ford, a subsidiary of Smith Land & Improvement Corporation, in 1988 in the shops at the dealership while in high school. After earning his bachelor’s degree from Dickinson College, Jordan took a full-time position with LB Smith Inc.’s heavy equipment division in Florida where he sold and leased heavy earthmoving and paving equipment to private contractors and public entities. In 2003, he moved to the central Pennsylvania Office, where he transitioned to commercial real estate management and development of the company’s East Coast portfolio of 30 plazas and commercial developments.

“I’m honored to join the Franklin Financial and F&M Trust boards which serve our region and its business community. I look forward to adding value by bringing a community voice and private sector experience to the bank as it grows in our backyard of central Pennsylvania,” said Jordan.

A board member of the Lion Foundation of Camp Hill, Jordan serves on the advisory board of The Salvation Army Harrisburg Capital City Region as the board president and member of the property and executive committees. He presently serves as president on the board of the West Shore YMCA and on the Capital Region Economic Development (CREDC) board of directors.

Jordan was named as one of the “Forty Under 40” by the Central Penn Business Journal in 2011. He is also very active as a youth coach for baseball, basketball, and softball in the Camp Hill area. A resident of Camp Hill, Jordan and his wife have two children.

Franklin Financial, headquartered in Chambersburg, has total assets of over $1.06 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located in Chambersburg, Greencastle, Mont Alto, Marion, St. Thomas, Waynesboro, Hustontown, McConnellsburg, Orbisonia, Warfordsburg, Camp Hill, Boiling Springs, Carlisle, Newville, and Shippensburg. The bank will add to its community banking network in November when the Mechanicsburg Office opens its doors. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).